Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Robin Keegan
Halyard Health, Inc.
470-448-5198
Robin.Keegan@HYH.com

Halyard Health, Inc. Announces Fourth Quarter and Full-Year 2016 Results,
Provides 2017 Outlook

ALPHARETTA, Feb. 27, 2017/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported fourth quarter and full-year 2016 results and provided its 2017 outlook and related key planning assumptions.

Executive Summary

•	2016 fourth quarter net sales were $410 million, a 2 percent increase compared to the prior year.

•
Net income for the fourth quarter 2016 was $10 million compared to net income of $15 million in the fourth quarter of 2015. Fourth quarter adjusted net income was $24 million compared to adjusted net income of $27 million in the prior year.

•
The fourth quarter diluted earnings per share were $0.21, compared to $0.31 diluted earnings per share in the fourth quarter of 2015. Adjusted diluted earnings per share in the quarter were $0.50, compared to adjusted diluted earnings per share of $0.57 in the prior year.

•	Full-year net sales of $1.6 billion increased 1 percent compared to the prior year.

•
Net income for 2016 was $40 million, compared to net loss of $(426) million in 2015. The prior year's operating loss was driven primarily by a non-cash goodwill impairment charge of $474 million. For 2016, adjusted net income was $93 million, compared to adjusted net income of $99 million in the prior year.

•
Full-year 2016 diluted earnings per share totaled $0.85, compared to $(9.15) of diluted earnings per share in 2015. Adjusted diluted earnings per share for the year were $1.97, compared to adjusted diluted earnings per share of $2.11 in the prior year.

•
2017 full-year adjusted diluted earnings per share are expected to be $1.70 to $2.00, which incorporates anticipated commodity inflation of $10 to $20 million. The outlook reflects expectations that total net sales will be even to up 2 percent, on a constant currency basis.

“Last year we met our financial goals, completed our first acquisition and took strategic steps to advance the company’s transformation into a leading Medical Devices company. Progress of our transformation is evident from the increasing shift in our portfolio to Medical Devices, which generated the majority of our operating profit,” said Robert Abernathy, Halyard chairman and CEO. “In 2017, we will remain focused on delivering our plan and using our strong financial position to invest in growth opportunities. I am confident in our strategy and in our team’s ability to execute.”

Fourth Quarter Operating Results

Net sales of $410 million increased 2 percent compared to the prior year, including CORPAK that contributed 3 percent of growth. Excluding Corporate and Other Sales and CORPAK, volumes increased 2 percent compared to the prior year and selling prices were lower by 4 percent.

Operating profit was $16 million in the fourth quarter 2016 versus $21 million in the prior year. On an adjusted basis, operating profit was $40 million compared to $41 million in 2015. Volume growth in Medical Devices, including CORPAK, manufacturing cost savings and favorable currency exchange rates were offset by lower selling prices in S&IP and higher selling, general and administrative expenses.

Adjusted operating profit for fourth quarter 2016 excludes $10 million in post-spin related charges, $6 million of intangible amortization expense, $5 million for litigation matters, and $3 million for acquisition-related charges.

Adjusted EBITDA for the fourth quarter, excluding spin-related transition charges, acquisition-related charges and litigation expenses was $51 million, even compared to the prior year.

Fourth Quarter Business Segment Results
Medical Devices
Net sales of Medical Devices in the fourth quarter 2016 increased 15 percent to $154 million compared to the prior year, driven by a 5 percent increase in volume and 10 percent growth attributed to the CORPAK acquisition. Growth was partially offset by 1 percent lower selling prices.

Operating profit for Medical Devices was $33 million in 2016 compared to $21 million in the prior year. Results were driven by higher sales volumes, manufacturing cost savings, and favorable currency exchange rates, offset by planned higher research and development investment and marketing expense to help fuel growth.
Surgical and Infection Prevention
S&IP net sales totaled $252 million, down 4 percent compared to the fourth quarter of 2015. On a constant currency basis, sales declined 5 percent. Excluding sales to Kimberly-Clark, volumes were even compared to the prior year. Continued strong demand in exam gloves was offset by soft demand in surgical drapes and gowns. Lower selling prices of 5 percent were primarily concentrated in exam gloves and sterilization.

S&IP operating profit for the quarter was $19 million compared to $27 million in last year’s fourth quarter. Manufacturing cost savings, favorable currency exchange rates, and commodity costs were offset by lower selling prices.

Full-Year Results

Full-year 2016 net sales of $1.6 billion increased 1 percent compared to 2015, including CORPAK sales that contributed 2 percent of the growth. Excluding Corporate and Other Sales and CORPAK, volumes increased 3 percent and were offset by 3 percent lower selling prices.

Operating profit was $87 million in 2016 compared to an operating loss of $(378) million. On an adjusted basis, 2016 operating profit was $168 million, compared to adjusted operating profit of $181 million in the prior year. Results were impacted by lower selling prices in S&IP and higher research and development investment to fund growth, which were partially offset by a favorable shift in product volume to Medical Devices, manufacturing cost savings and favorable currency exchange rates.

2016 adjusted operating profit excludes $21 million post-spin related charges, $22 million of intangible amortization expense, $20 million for litigation matters and $18 million acquisition-related charges.

Adjusted EBITDA for 2016, excluding spin-related transition charges, acquisition-related charges and litigation expenses was $211 million compared to $220 million in 2015.
Full-Year Business Segment Results
Medical Devices
Net sales of Medical Devices increased 11 percent to $567 million, compared to the prior year, including 7 percent growth attributed to CORPAK. Performance was driven by 4 percent volume growth across all product categories.

Operating profit increased 15 percent to $124 million from $108 million in 2015. Higher sales volume and favorable currency exchange rates were partially offset by planned higher research and development investment, selling expense and marketing expense to fuel growth.
Surgical and Infection Prevention
2016 S&IP net sales totaled $1,012 million, down 2 percent compared to 2015. Volumes increased 2 percent driven by continued robust demand in exam gloves, which was partially offset by lower volume in surgical drapes and gowns and protective apparel. Four percent lower selling prices primarily in exam gloves and sterilization also impacted sales.

S&IP operating profit was $91 million compared to $98 million in 2015. Favorable currency exchange rates and manufacturing savings were offset by lower selling prices.

Cash Flow and Balance Sheet
Cash from operations less capital expenditures, or free cash flow, for the fourth quarter was $38 million compared to $17 million a year ago. For the year, free cash flow was $160 million compared to $27 million in the prior year. The increase in 2016 was primarily driven by improvements in working capital and lower capital spending. At year-end 2016, the company’s cash balance was $114 million.

Capital spending for the fourth quarter was $7 million compared to $6 million in 2015, while full-year 2016 capital spending totaled $29 million compared to $70 million in the prior year. The full-year decrease in capital spending was due to spin-related activities in the prior year. Total debt at the end of 2016 was $579 million, consisting of a secured term loan and unsecured notes, compared to total debt of $578 million at the end of 2015.
2017 Outlook and Key Planning Assumptions
Based on current trends, the company expects 2017 net sales, on a constant currency basis, to be even to up 2 percent compared to 2016, which includes the impact from CORPAK. Adjusted earnings per diluted share are anticipated to be in the range of $1.70 to $2.00 for the full-year. This outlook reflects certain key assumptions, which are listed below:

•
Building on our momentum in 2016, we expect Medical Devices net sales to increase 7 to 9 percent, on a constant currency basis. This includes approximately 3 percent growth attributed to the CORPAK acquisition.

•	Based on the current market conditions and excluding sales to Kimberly-Clark, we expect S&IP net sales to be even to down 2 percent, on a constant currency basis.

•	S&IP net sales to Kimberly-Clark which were $52 million in 2016, are expected to range between $40 and $45 million.

•	Corporate sales are expected to range between $10 and $15 million.

•	We expect a foreign currency translation impact to net sales of 0 to down 2 percent compared to the prior year.

•	Inflation in key cost inputs of $10 to $20 million.

•	Research and development investment is expected to range from $40 to $45 million, to support the company’s focus on product innovation.

•	The adjusted effective tax rate is anticipated to be between 32 and 34 percent.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Net sales on a constant currency basis

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Transition costs relating to the separation from Kimberly-Clark, which include costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to the transition services the company receives from Kimberly-Clark as well as the rebranding and other supply chain transition costs, and are expected to continue through 2017.

•	Manufacturing strategic charges and gains relating to exiting one of the disposable glove facilities in Thailand and outsourcing the related production.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

•	The positive or negative effect of changes in currency exchange rates during the year.

•	Expenses associated with certain litigation matters.

•	Certain acquisition and integration charges related to the acquisition of CORPAK MedSystems, Inc.

•	Prior periods impact of tax regulatory changes.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company's Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's net sales on a constant currency basis, adjusted diluted earnings per share and adjusted EBITDA which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call

Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 10100000. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on eliminating pain, speeding recovery and preventing infection for healthcare providers and their patients.  Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery and preventing healthcare-associated infections. Halyard’s business segments - Medical Devices and Surgical and Infection Prevention (S&IP) - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Net Sales	$410.0	$401.4	2.1%	$1,592.3	$1,574.4	1.1%
Cost of products sold	267.3	267.8	(0.2)	1,034.4	1,042.8	(0.8)
Gross Profit	142.7	133.6	6.8	557.9	531.6	4.9
Research and development expenses	12.0	9.8	22.4	41.1	32.3	27.2
Selling and general expenses	110.1	98.3	12.0	411.1	398.5	3.2
Goodwill impairment	—	(1.5)	N.M.	—	474.0	N.M.
Other expense and (income), net	4.8	6.5	(26.2)	18.3	4.5	N.M.
Operating Profit (Loss)	15.8	20.5	(22.9)	87.4	(377.7)	N.M.
Interest income	0.1	0.1	—	0.6	0.3	N.M.
Interest expense	(8.0)	(8.1)	(1.2)	(32.7)	(33.1)	(1.2)
Income (Loss) Before Income Taxes	7.9	12.5	(36.8)	55.3	(410.5)	N.M.
Income tax benefit (provision)	2.1	2.0	5.0	(15.5)	(15.8)	(1.9)
Net Income (Loss)	$10.0	$14.5	(31.0)	$39.8	$(426.3)	N.M.

Interest expense, net	7.9	8.0	(1.3)	32.1	32.8	(2.1)
Income tax provision	(2.1)	(2.0)	5.0	15.5	15.8	(1.9)
Depreciation and amortization	16.8	16.8	—	65.2	65.4	(0.3)
EBITDA	$32.6	$37.3	(12.6)	$152.6	$(312.3)	N.M.

Earnings (Loss) Per Share
Basic	$0.21	$0.31	(32.3)	$0.85	$(9.15)	N.M.
Diluted	0.21	0.31	(32.3)	0.85	(9.15)	N.M.

Common Shares Outstanding
Basic	46.7	46.6		46.6	46.6
Diluted	47.2	46.8		47.0	46.6

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit				Operating Profit
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
As reported	$142.7	$133.6	$557.9	$531.6	$15.8	$20.5	$87.4	$(377.7)

Spin-related transition charges	9.2	1.7	13.9	9.9	10.3	7.5	21.0	53.9
Manufacturing strategic changes	—	—	—	0.3	—	—	—	(12.0)
Acquisition-related charges	0.7	—	5.6	—	3.0	—	17.6	—
Goodwill impairment	—	—	—	—	—	(1.5)	—	474.0
Litigation and legal	—	—	—	—	5.0	7.8	20.1	16.9
Intangibles amortization	0.9	0.9	3.2	3.2	5.7	6.6	22.2	25.8

As adjusted non-GAAP	$153.5	$136.2	$580.6	$545.0	$39.8	$40.9	$168.3	$180.9

	Income Before Taxes				Income Tax Provision
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
As reported	$7.9	$12.5	$55.3	$(410.5)	$2.1	$2.0	$(15.5)	$(15.8)
Effective tax rate, as reported					(26.6)%	(16.0)%	28.0%	(3.8)%

Spin-related transition charges	10.3	7.5	21.0	53.9	(2.9)	(3.4)	(6.9)	(21.1)
Manufacturing strategic changes	—	—	—	(12.0)	—	—	—	3.6
Acquisition-related charges	3.0	—	17.6	—	(1.2)	—	(6.7)	—
Goodwill impairment	—	(1.5)	—	474.0	—	—	—	—
Litigation and legal	5.0	7.8	20.1	16.9	(1.8)	(2.8)	(7.5)	(6.3)
Intangibles amortization	5.7	6.6	22.2	25.8	(2.0)	(2.2)	(8.3)	(9.6)
Regulatory tax changes	—	—	—	—	(2.4)	—	1.4	—

As adjusted non-GAAP	$31.9	$32.9	$136.2	$148.1	$(8.2)	$(6.4)	$(43.5)	$(49.2)
Effective tax rate, as adjusted					25.7%	19.5%	31.9%	33.2%

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
As reported	$10.0	$14.5	$39.8	$(426.3)
Diluted EPS, as reported	$0.21	$0.31	$0.85	$(9.15)

Spin-related transition charges	7.4	4.1	14.1	32.8
Manufacturing strategic changes	—	—	—	(8.4)
Acquisition-related charges	1.8	—	10.9	—
Goodwill impairment	—	(1.5)	—	474.0
Litigation and legal	3.2	5.0	12.6	10.6
Intangibles amortization	3.7	4.4	13.9	16.2
Regulatory tax changes	(2.4)	—	1.4	—

As adjusted non-GAAP	$23.7	$26.5	$92.7	$98.9
Diluted EPS, as adjusted	$0.50	$0.57	$1.97	$2.11

	EBITDA
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$10.0	$14.5	$39.8	$(426.3)

Interest expense, net	7.9	8.0	32.1	32.8
Income tax provision	(2.1)	(2.0)	15.5	15.8
Depreciation and amortization	16.8	16.8	65.2	65.4
EBITDA, as reported	32.6	37.3	152.6	(312.3)

Spin-related transition charges	10.3	7.5	21.0	53.1
Manufacturing strategic changes	—	—	—	(12.0)
Acquisition-related charges	2.6	—	17.0	—
Goodwill impairment	—	(1.5)	—	474.0
Litigation and legal	5.0	7.8	20.1	16.9

Adjusted EBITDA	$50.5	$51.1	$210.7	$219.7

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)

	Free Cash Flow
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash Provided by Operating Activities	$44.9	$23.0	$188.8	$97.6
Capital expenditures	(7.4)	(6.0)	(29.1)	(70.4)
Free Cash Flow	$37.5	$17.0	$159.7	$27.2

	2017 Outlook
	Estimated Range
Adjusted diluted earnings per share	$1.70	to	$2.00
Amortization	(0.28)	to	(0.28)
Spin-related transition expenses	(0.05)	to	(0.03)
Acquisition related charges	(0.09)	to	(0.07)
Other	(0.27)	to	(0.17)
Diluted earnings per share (GAAP)	$1.01	to	$1.45

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions)

	As of December 31, 2016	As of December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$113.7	$129.5
Accounts receivable, net	190.1	224.7
Inventories	272.5	303.2
Prepaid expenses and other current assets	17.2	18.6
Total Current Assets	593.5	676.0
Property, Plant and Equipment, net	260.8	279.5
Goodwill	1,029.0	945.2
Other Intangible Assets, net	169.8	82.6
Deferred Tax Assets	15.1	14.9
Other Assets	3.6	2.0
TOTAL ASSETS	$2,071.8	$2,000.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$173.1	$163.2
Accrued expenses	151.3	152.0
Total Current Liabilities	324.4	315.2
Long-Term Debt	579.0	578.1
Deferred Tax Liabilities	35.8	23.8
Other Long-Term Liabilities	30.1	27.8
TOTAL LIABILITIES	969.3	944.9
Stockholders’ Equity	1,102.5	1,055.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,071.8	$2,000.2

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating Activities
Net income (loss)	$10.0	$14.5	$39.8	$(426.3)
Depreciation and amortization	16.8	16.8	65.2	65.4
Goodwill impairment	—	(1.5)	—	474.0
Net loss (gain) on asset dispositions	(0.1)	0.9	3.7	(6.7)
Changes in operating assets and liabilities	47.8	(3.6)	91.6	(17.0)
Deferred income taxes and other	(29.6)	(4.1)	(11.5)	8.2
Cash Provided by Operating Activities	44.9	23.0	188.8	97.6
Investing Activities
Capital expenditures	(7.4)	(6.0)	(29.1)	(70.4)
Acquisition of business, net of cash acquired	—	—	(175.0)	—
Proceeds from dispositions of property	3.2	—	3.2	7.8
Cash Used in Investing Activities	(4.2)	(6.0)	(200.9)	(62.6)
Financing Activities
Line of credit facility proceeds	—	—	72.0	—
Line of credit facility repayments	(10.0)	—	(72.0)	—
Debt issuance costs	(0.9)	—	(0.9)	—
Debt repayments	—	—	—	(51.0)
Purchase of treasury stock	—	—	(0.9)	(1.0)
Proceeds from the exercise of stock options	0.2	0.2	0.4	1.4
Cash Used in Financing Activities	(10.7)	0.2	(1.4)	(50.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3.0)	(0.2)	(2.3)	(3.9)
Increase (Decrease) in Cash and Cash Equivalents	27.0	17.0	(15.8)	(19.5)
Cash and Cash Equivalents - Beginning of Period	86.7	112.5	129.5	149.0
Cash and Cash Equivalents - End of Period	$113.7	$129.5	$113.7	$129.5

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Net Sales
Medical Devices	$153.9	$134.2	14.7%	$567.3	$509.5	11.3%
Surgical and Infection Prevention	251.9	262.7	(4.1)	1,012.1	1,030.2	(1.8)
Corporate and Other(a)	4.2	4.5	(6.7)	12.9	34.7	(62.8)
Total Net Sales	$410.0	$401.4	2.1%	$1,592.3	$1,574.4	1.1%

Operating Profit (Loss)
Medical Devices(b)	$33.2	$21.2	56.6%	$123.8	$107.8	14.8%
Surgical and Infection Prevention(c)	18.8	27.1	(30.6)	90.7	98.4	(7.8)
Corporate and Other(d)	(31.4)	(22.8)	N.M.	(108.8)	(105.4)	N.M.
Goodwill impairment	—	1.5	N.M.	—	(474.0)	N.M.
Other (expense) income, net(e)	(4.8)	(6.5)	N.M.	(18.3)	(4.5)	N.M.
Total Operating Profit (Loss)	$15.8	$20.5	N.M.	$87.4	$(377.7)	N.M.
_______________________________________________

(a)	Corporate and Other net sales include sales of non-healthcare products to Kimberly-Clark.

(b)
Medical Devices operating profit includes $6 million and $21 million of amortization expense for the three months and year ended December 31, 2016, respectively, compared to $6 million and $25 million for the three months and year ended December 31, 2015, respectively.

(c)	S&IP operating profit includes $0.2 million and $0.8 million of amortization expense for each of the three month periods and years ended December 31, 2016 and 2015, respectively.

(d)
Corporate and Other for the three months and year ended December 31, 2016 includes $17 million and $65 million, respectively, of general expenses, $12 million and $22 million, respectively, of post spin-related transition expenses, $3 million and $18 million, respectively, of acquisition, integration and restructuring expenses related to the CORPAK acquisition and $1 million and $4 million, respectively of costs related to corporate sales. Corporate and Other for the three months and year ended December 31, 2015 includes $12 million and $47 million, respectively, of general expenses and $9 million and $55 million, respectively, of post spin-related transition expenses and $2 million and $3 million of costs, respectively, from corporate sales.

(e)
Other (expense) income, net for the three months and year ended December 31, 2016 includes $5 million and $20 million, respectively, related to legal expenses and litigation. Other (expense) income, net for the three months ended December 31, 2015 includes $8 million related to legal expenses and litigation. Other (expense) income, net for the year ended December 31, 2015 includes $17 million related to legal expenses and a $12 million gain on the disposal of one of our disposable glove facilities in Thailand.

N.M. - not meaningful

Percentage Change - Net Sales vs. Prior Year		Changes Due To
Fourth Quarter	Total	Volume(a)	Pricing/Mix	Currency	Other(b)
Consolidated	2%	3%	(4)%	1%	2%
Medical Devices	15%	5%	(1)%	1%	10%
S&IP	(4)%	—%	(5)%	1%	—%

Year-to-date
Consolidated	1%	2%	(3)%	—%	2%
Medical Devices	11%	4%	—%	—%	7%
S&IP	(2)%	2%	(4)%	—%	—%
______________________________
(a) Volume excludes Corpak net sales and changes in sales volume to Kimberly-Clark.
(b) Other includes Corpak net sales, changes in sales volume to Kimberly-Clark and rounding.